Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports Third Quarter Fiscal 2026 Results
Cancelling previously scheduled earnings conference call and webcast due to pending transaction with Dream Finders Homes, Inc. announced separately today
ATLANTA, August 7, 2026 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three and nine months ended June 30, 2026.
In a separate press release issued today, Beazer (the "Company") announced that it has entered into a definitive agreement (the "Merger Agreement") to be acquired by Dream Finders Homes, Inc. for $33.50 per share in an all-cash transaction (the "Merger") that values the Company at approximately $2.2 billion. Consummation of the Merger is subject to stockholder approval, regulatory approval and completion of other customary closing conditions. Given the pending transaction with Dream Finders Homes, Beazer is withdrawing its previously issued financial outlook and will not host its earnings conference call and webcast that was scheduled for Monday, August 10, 2026.
Beazer Homes Fiscal Third Quarter 2026 Highlights and Comparison to Fiscal Third Quarter 2025
•Net loss was $4.2 million, or net loss of $0.16 per diluted share. During the fiscal third quarter 2025, net loss was $0.3 million, or net loss of $0.01 per diluted share
•Adjusted EBITDA was $15.6 million, compared to Adjusted EBITDA of $32.1 million a year ago
•Homebuilding revenue was $490.9 million, down 8.3% on a 13.4% decrease in home closings to 896, partially offset by a 5.9% increase in average selling price (ASP) to $547.8 thousand
•Homebuilding gross margin was 13.6%, up 10 basis points compared to a year ago. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 16.9%, down 150 basis points
•SG&A as a percentage of total revenue was 14.1%, up 90 basis points; SG&A expense was $72.5 million, down 1.1%
•Net new orders were 900, up 4.5% on a 3.7% increase in orders per community per month to 1.8 and a 0.8% increase in average active community count to 169
•Active community count at period-end of 170, up 1.8%
•Backlog dollar value was $758.5 million, up 2.2% on a 6.0% increase in ASP of homes in backlog to $582.1 thousand, partially offset by a 3.6% decrease in backlog units to 1,303
•Land acquisition and land development spending was $199.6 million, up 29.7% from $153.8 million
•Repurchased 1.0 million of the Company's outstanding common stock for an aggregate $21.0 million
•Active lots controlled of 23,083, down 14.3% from 26,944; controlled 60.0% of total active lots through option agreements compared to 60.1% a year ago
•Unrestricted cash at quarter end was $124.6 million; total liquidity was $263.8 million
•Total debt to total capitalization ratio of 55.1% at quarter end compared to 48.4% a year ago. Net debt to net capitalization ratio was 52.8% at quarter end compared to 46.6% a year ago
The following provides additional details on the Company's performance during the fiscal third quarter 2026:
Profitability. Net loss was $4.2 million, generating diluted loss per share of $0.16. This included inventory impairment and abandonment charges and loss on debt extinguishment of $3.0 million or $0.07 per share. Third quarter Adjusted EBITDA was $15.6 million compared to Adjusted EBITDA of $32.1 million a year ago. The decrease in Adjusted EBITDA was primarily due to lower operating margin.
Orders. Net new orders for the third quarter increased to 900, up 4.5% from 861 in the prior year quarter, driven by a 3.7% increase in sales pace to 1.8 orders per community per month from 1.7 in the prior year quarter and a 0.8% increase in average community count to 169 from 167 a year ago. The cancellation rate for the quarter was 15.9%, down from 19.8% in the prior year quarter.

Backlog. The dollar value of homes in backlog as of June 30, 2026 was $758.5 million, representing 1,303 homes, compared to $742.5 million, representing 1,352 homes, at the same time last year. The ASP of homes in backlog was $582.1 thousand, up 6.0% versus the prior year quarter. The increase in backlog ASP was primarily due to changes in product and community mix.
Homebuilding Revenue. Third quarter homebuilding revenue was $490.9 million, down 8.3% year-over-year. The decrease in homebuilding revenue was driven by a 13.4% decrease in home closings to 896 homes, partially offset by a 5.9% increase in ASP to $547.8 thousand. The decrease in closings was primarily due to lower beginning backlog, partially offset by improved construction cycle times compared to the prior year quarter.
Homebuilding Gross Margin. Homebuilding gross margin was 13.6%, up 10 basis points compared to a year ago. Excluding impairments, abandonments, and amortized interest, homebuilding gross margin was 16.9% for the third quarter, down from 18.4% in the prior year quarter primarily due to an increase in price concessions and closing cost incentives and changes in existing product and community mix. Homebuilding gross margin was up by 160 basis points sequentially from 12.0% in the prior fiscal quarter, and up 130 basis points from 15.6% sequentially when excluding impairments, abandonments, and interest amortization, primarily driven by reductions in direct construction costs and a larger share of closings from newer, higher-margin communities.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 14.1% for the quarter, up 90 basis points year-over-year primarily due to lower homebuilding revenue. SG&A expense was $72.5 million for the quarter ended June 30, 2026, relatively flat compared to the prior year quarter.
Income Taxes. Income tax benefit for the third quarter was $6.3 million compared to income tax benefit of $2.2 million in the prior year quarter. The Company's effective tax rate for the current fiscal quarter was impacted by a change in the approach used to calculate the interim income tax provision, reducing comparability with the prior year quarter. Refer to Note 10 to the condensed consolidated financial statements within the Company's Form 10-Q for the quarter ended June 30, 2026 for additional details.
Land Position. During the third quarter, land acquisition and land development spending was $199.6 million, up 29.7% year-over-year. Controlled lots decreased 11.9% to 24,489, compared to 27,794 from the prior year quarter. Excluding land held for future development and land held for sale lots, active lots controlled were 23,083, down 14.3% year-over-year, as the Company manages land spend and lot position to improve capital efficiency and support future community count growth. As of June 30, 2026, the Company controlled 60.0% of its total active lots through option agreements compared to 60.1% as of June 30, 2025.
Liquidity. At the close of the third quarter, the Company had $263.8 million of available liquidity, including $124.6 million of unrestricted cash and $139.2 million of remaining capacity under the unsecured revolving credit facility, compared to total available liquidity of $292.3 million a year ago. During the third quarter, the Company issued $400.0 million of 8.000% Senior Unsecured Notes due in January 2032 and retired the $357.0 million of 5.875% Senior Unsecured Notes, which were set to mature in October 2027. The Company’s nearest maturity is now the $350.0 million tranche of Senior Unsecured Notes due in October 2029.
Share Repurchases. During the third quarter, the Company repurchased 1.0 million shares of its outstanding common stock for an aggregate $21.0 million at an average price per share of $21.01, bringing year-to-date repurchase activity to $66.2 million for 2.9 million shares at an average price of $23.04 per share. This equates to repurchasing 9.7% of the Company’s shares that were outstanding at the beginning of the fiscal year.
Commitment to Sustainability
During the third fiscal quarter, Beazer Homes received the Hearthstone BUILDER Humanitarian Award, the highest recognition for charitable leadership and community impact in the homebuilding industry. This award is presented to only one builder nationwide each year, and is widely recognized as a lifetime achievement distinction for sustained philanthropic leadership and partnership. This award reflects the collective effort of all Beazer Homes employees throughout years of consistent volunteerism, fundraising, and leadership, all in support of Fisher House Foundation and other charitable organizations. In connection with the Company receiving this honor, the Hearthstone Foundation also donated $250 thousand to the Fisher House Foundation.

Summary results for the three and nine months ended June 30, 2026 and 2025 are as follows:

Three Months Ended June 30,
2026	2025	Change*
New home orders, net of cancellations	900	861	4.5%
Cancellation rates	15.9%	19.8%	(390)	bps
Orders per community per month	1.8	1.7	3.7%
Average active community count	169	167	0.8%
Active community count at quarter-end	170	167	1.8%
Land acquisition and land development spending (in millions)	$199.6	$153.8	29.7%

Total home closings	896	1,035	(13.4)%
ASP from closings (in thousands)	$547.8	$517.3	5.9%
Homebuilding revenue (in millions)	$490.9	$535.4	(8.3)%
Homebuilding gross margin	13.6%	13.5%	10 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A) (Non-GAAP)	13.6%	15.2%	(160) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales (Non-GAAP)	16.9%	18.4%	(150) bps
SG&A expenses as a percentage of total revenue	14.1%	13.2%	90 bps
Loss before income taxes (in millions)	$(10.5)	$(2.5)	319.0%
Benefit from income taxes (in millions)(b)	$(6.3)	$(2.2)	187.5%
Net loss (in millions)	$(4.2)	$(0.3)	1,204.6%
Basic loss per share	$(0.16)	$(0.01)	1,500.0%
Diluted loss per share	$(0.16)	$(0.01)	1,500.0%

Loss before income taxes (in millions)	$(10.5)	$(2.5)	319.0%
Loss on debt extinguishment, net (in millions)	$(0.7)	$—	n/m(a)
Inventory impairments and abandonments (in millions)	$(2.3)	$(10.3)	(77.3)%
(Loss) income excluding loss on debt extinguishment and inventory impairments and abandonments before income taxes (in millions)(c) (Non-GAAP)	$(7.5)	$7.8	n/m(a)
(Loss) income excluding loss on debt extinguishment and inventory impairments and abandonments after income taxes (in millions)(c)(d) (Non-GAAP)	$(4.8)	$7.6	n/m(a)

Net loss (in millions)	$(4.2)	$(0.3)	1,204.6%
Adjusted EBITDA (in millions) (Non-GAAP)	$15.6	$32.1	(51.3)%
LTM(e) Adjusted EBITDA (in millions) (Non-GAAP)	$70.7	$187.1	(62.2)%
Total debt to total capitalization ratio	55.1%	48.4%	670 bps
Net debt to net capitalization ratio (Non-GAAP)	52.8%	46.6%	620 bps
* Change and totals are calculated using unrounded numbers.
(a) n/m - indicates the percentage is "not meaningful."
(b) The Company's effective tax rate for the current fiscal quarter was impacted by a change in the approach used to calculate the interim income tax provision, reducing comparability with the prior year quarter. Refer to Note 10 to the condensed consolidated financial statements within the Company's Form 10-Q for the quarter ended June 30, 2026 for additional details.
(c) Management believes that these measures assist investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating the differences in companies' respective level of loss on debt extinguishment and inventory impairments and abandonments. These measures should not be considered alternatives to income from continuing operations before income taxes and income from continuing operations after income taxes determined in accordance with GAAP as indicators of operating performance.
(d) For the three months ended June 30, 2026, loss on debt extinguishment and inventory impairments and abandonments were tax-effected at the effective tax rate of 37.4%. For the three months ended June 30, 2025, inventory impairments and abandonments were tax-effected at the effective tax rate of (2.5)%.
(e) LTM indicates amounts for the trailing 12 months.

Nine Months Ended June 30,
2026	2025	Change*
New home orders, net of cancellations	2,711	2,891	(6.2)%
Cancellation rates	15.7%	17.7%	(200)	bps
LTM orders per community per month	1.8	2.0	(8.9)%
Land acquisition and land development spending (in millions)	$567.2	$562.2	0.9%

Total home closings	2,353	3,021	(22.1)%
ASP from closings (in thousands)	$530.5	$513.7	3.3%
Homebuilding revenue (in millions)	$1,248.4	$1,551.8	(19.6)%
Homebuilding gross margin	12.2%	14.6%	(240) bps
Homebuilding gross margin, excluding I&A (Non-GAAP)	12.4%	15.2%	(280) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales (Non-GAAP)	15.6%	18.3%	(270) bps
SG&A expenses as a percentage of total revenue	15.6%	13.0%	260 bps
(Loss) income before income taxes (in millions)	$(60.1)	$14.8	n/m(a)
Benefit from income taxes (in millions)(b)	$(22.4)	$(0.8)	2,859.4%
Net (loss) income (in millions)	$(37.7)	$15.6	n/m(a)
Basic (loss) income per share	$(1.36)	$0.52	n/m(a)
Diluted (loss) income per share	$(1.36)	$0.52	n/m(a)

(Loss) income before income taxes (in millions)	$(60.1)	$14.8	n/m(a)
Loss on debt extinguishment, net (in millions)	$(0.7)	$—	n/m(a)
Inventory impairments and abandonments (in millions)	$(6.0)	$(10.9)	(44.7)%
(Loss) income excluding loss on debt extinguishment and inventory impairments and abandonments before income taxes (in millions)(c) (Non-GAAP)	$(53.4)	$25.7	n/m(a)
(Loss) income excluding loss on debt extinguishment and inventory impairments and abandonments after income taxes (in millions)(c)(d) (Non-GAAP)	$(33.6)	$24.7	n/m(a)

Adjusted EBITDA (in millions) (Non-GAAP)	$7.0	$94.0	(92.6)%
* Change and totals are calculated using unrounded numbers.
(a) n/m - indicates the percentage is "not meaningful."
(b) The Company's effective tax rate for the nine months ended June 30, 2026 was impacted by a change in the approach used to calculate the interim income tax provision, reducing comparability with the prior year period. Refer to Note 10 to the condensed consolidated financial statements within the Company's Form 10-Q for the quarter ended June 30, 2026 for additional details.
(c) Management believes that these measures assist investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating the differences in companies' respective level of loss on debt extinguishment and inventory impairments and abandonments. These measures should not be considered alternatives to income from continuing operations before income taxes and income from continuing operations after income taxes determined in accordance with GAAP as indicators of operating performance.
(d) For the nine months ended June 30, 2026, loss on debt extinguishment and inventory impairments and abandonments were tax-effected at the effective tax rate of 37.4%. For the nine months ended June 30, 2025, inventory impairments and abandonments were tax-effected at the effective tax rate of (2.5)%.

	As of June 30,
	2026	2025	Change
Backlog units	1,303	1,352	(3.6)%
Dollar value of backlog (in millions)	$758.5	$742.5	2.2%
ASP in backlog (in thousands)	$582.1	$549.2	6.0%
Land and lots controlled	24,489	27,794	(11.9)%
About Beazer Homes
Beazer Homes (NYSE: BZH), headquartered in Atlanta, Georgia, is a leading national homebuilder in energy-efficient construction. Building on a legacy spanning nine generations, Beazer crafts homes that deliver savings and lasting value. Our trusted team of experts guide homebuyers through the building and purchasing process to deliver an industry-leading customer experience. With curated design options, buyers can personalize their homes with confidence. Beazer's exclusive Mortgage Choice program provides access to competitive loan offers from multiple lenders, helping homebuyers choose the best financing for their individual needs. Beazer builds in 13 states nationwide. Learn more at beazer.com or follow us @BeazerHomes.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things:
•risks related to the transactions contemplated by the Merger Agreement (the “Transactions”), including but not limited to (i) the risk that the Transactions may not be completed in a timely manner or at all, which may adversely affect our businesses and the price of the shares of our common stock; (ii) the risk that the Merger Agreement may be terminated in circumstances that require us to pay a termination fee; (ii) unanticipated difficulties or expenditures relating to the Transactions, including the response of business partners and competitors to the announcement of the Transactions or difficulties in employee retention as a result of the announcement and pendency of the Transactions; (iv) risks related to diverting management’s attention from ongoing business operations; (v) the risk of any litigation relating to the Transactions; and (vii) risks relating to certain restrictions during the pendency of the Transactions that limit the ability of the Company to pursue certain business opportunities or strategic transactions;
•macroeconomic uncertainty, including high levels of inflation, elevated interest rates and insurance costs, stock market volatility, enhanced and/or altered government regulation resulting from legislation and/or executive orders, and historic changes in U.S. trade policy, negatively impacting consumer sentiment and softening demand for the homes we sell;
•elevated mortgage interest rates for prolonged periods, as well as further increases to, and reduced availability of, mortgage financing;
•supply chain challenges (including as a result of U.S. trade policies and retaliatory responses from other countries) negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances;
•our ability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them;
•geopolitical disruptions, acts of war, terrorist attacks and other geopolitical developments outside the Company’s control, including the ongoing military conflicts between Russia and Ukraine and in the Middle East, which have heightened, and may continue to heighten, existing economic uncertainty and contribute to increases in mortgage rates, higher energy prices, and other adverse macroeconomic pressures;
•inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled;
•factors affecting margins, such as adjustments to home pricing, increased sales incentives and mortgage rate buy down programs in order to remain competitive;
•decreased revenues;
•decreased land values underlying land option agreements;
•increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our cycle times and production and overhead cost structures;
•not being able to pass on cost increases (including cost increases due to increasing the energy efficiency of our homes) through pricing increases;
•the availability and cost of land and the risks associated with the future value of our inventory, including impairments and abandonment charges;

•our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility), adverse credit market conditions and financial institution disruptions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels;
•market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital);
•inefficient or ineffective allocation of capital, including with respect to planned share repurchases;
•market conditions and other factors outside our control that adversely impact our ability to execute on our planned share repurchases or asset sales;
•changes in tax laws, such as the One Big Beautiful Bill Act (OBBBA), or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as the IRS's guidance regarding heightened qualification requirements for federal credits for building energy-efficient homes;
•increased competition or delays in reacting to changing consumer preferences in home design;
•natural disasters, severe weather, or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas;
•shortages of or increased costs for labor used in housing production, including as a result of federal or state legislation, and/or enforcement, and the level of quality and craftsmanship provided by such labor;
•the potential recoverability of our deferred tax assets;
•potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment;
•the results of litigation or government proceedings and fulfillment of any related obligations;
•the impact of construction defect and home warranty claims;
•the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred;
•the impact of information technology failures, cybersecurity issues or data security breaches, including cybersecurity incidents deploying evolving artificial intelligence tools and incidents impacting third-party service providers that we depend on to conduct our business;
•the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water and electricity (including availability of electrical equipment such as transformers and meters); and
•the success of our sustainability initiatives, as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.
David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700

Mark Chekanow, CFA
Vice President, Investor Relations
917-365-0085

investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
in thousands (except per share data)	2026	2025	2026	2025
Total revenue	$516,306	$545,367	$1,289,643	$1,579,659
Home construction and land sales expenses	447,863	462,448	1,131,631	1,338,136
Inventory impairments and abandonments	2,342	10,339	6,007	10,867
Gross profit	66,101	72,580	152,005	230,656
Commissions	17,156	18,615	42,562	53,511
General and administrative expenses	55,386	53,104	158,569	152,075
Depreciation and amortization	4,924	4,571	13,050	13,273
Operating (loss) income	(11,365)	(3,710)	(62,176)	11,797
Loss on extinguishment of debt, net	(668)	—	(668)	—
Other income, net	1,532	1,204	2,743	3,031
(Loss) income before income taxes	(10,501)	(2,506)	(60,101)	14,828
Benefit from income taxes	(6,274)	(2,182)	(22,373)	(756)
Net (loss) income	$(4,227)	$(324)	$(37,728)	$15,584
Weighted-average number of shares:
Basic	26,510	29,440	27,813	29,996
Diluted	26,510	29,440	27,813	30,238
(Loss) income per share:
Basic	$(0.16)	$(0.01)	$(1.36)	$0.52
Diluted	(0.16)	(0.01)	(1.36)	0.52

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
Capitalized Interest in Inventory	2026	2025	2026	2025
Capitalized interest in inventory, beginning of period	$147,786	$134,292	$131,845	$124,182
Interest incurred	25,458	22,441	67,214	64,219
Capitalized interest impaired	(192)	(1,096)	(293)	(1,096)
Capitalized interest amortized to home construction and land sales expenses	(16,498)	(17,878)	(42,212)	(49,546)
Capitalized interest in inventory, end of period	$156,554	$137,759	$156,554	$137,759

BEAZER HOMES USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in thousands (except share and per share data)	June 30, 2026	September 30, 2025
ASSETS
Cash and cash equivalents	$124,641	$214,705
Restricted cash	3,418	3,866
Accounts receivable (net of allowance of $260 and $266, respectively)	96,621	78,145
Income tax receivable	2,309	—
Inventory	2,369,470	2,029,433
Deferred tax assets, net	166,191	142,647
Property and equipment, net	55,262	47,945
Operating lease right-of-use assets	29,572	34,987
Goodwill	11,376	11,376
Other assets	45,890	46,604
Total assets	$2,904,750	$2,609,708
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$177,337	$143,481
Operating lease liabilities	26,345	27,762
Other liabilities	144,946	160,445
Total debt (net of debt issuance costs of $10,888 and $6,611, respectively)	1,409,132	1,029,114
Total liabilities	1,757,760	1,360,802
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 27,330,791 issued and outstanding and 29,762,293 issued and outstanding, respectively)	27	30
Paid-in capital	760,918	825,103
Retained earnings	386,045	423,773
Total stockholders’ equity	1,146,990	1,248,906
Total liabilities and stockholders’ equity	$2,904,750	$2,609,708

Inventory Breakdown
Homes under construction	$934,394	$692,327
Land under development	1,054,354	1,065,702
Land held for future development	19,489	19,489
Land held for sale	87,542	47,368
Capitalized interest	156,554	131,845
Model homes	92,321	72,702
Land not owned under option agreements	24,816	—
Total inventory	$2,369,470	$2,029,433

BEAZER HOMES USA, INC.
SUPPLEMENTAL OPERATING AND FINANCIAL DATA

	Three Months Ended June 30,		Nine Months Ended June 30,
SELECTED OPERATING DATA	2026	2025	2026	2025
Closings:
West region	527	647	1,422	1,935
East region	187	256	525	687
Southeast region	182	132	406	399
Total closings	896	1,035	2,353	3,021

New orders, net of cancellations:
West region	520	482	1,577	1,736
East region	220	224	645	708
Southeast region	160	155	489	447
Total new orders, net	900	861	2,711	2,891

	As of June 30,
Backlog units:	2026	2025
West region	680	766
East region	348	336
Southeast region	275	250
Total backlog units	1,303	1,352
Aggregate dollar value of homes in backlog (in millions)	$758.5	$742.5
ASP in backlog (in thousands)	$582.1	$549.2

in thousands	Three Months Ended June 30,		Nine Months Ended June 30,
SUPPLEMENTAL FINANCIAL DATA	2026	2025	2026	2025
Homebuilding revenue:
West region	$277,527	$322,935	$729,021	$979,939
East region	106,190	145,587	290,097	374,571
Southeast region	107,153	66,868	229,242	197,334
Total homebuilding revenue	$490,870	$535,390	$1,248,360	$1,551,844

Revenue:
Homebuilding	$490,870	$535,390	$1,248,360	$1,551,844
Land sales and other	25,436	9,977	41,283	27,815
Total revenue	$516,306	$545,367	$1,289,643	$1,579,659

Gross profit:
Homebuilding	$66,623	$72,474	$151,678	$226,581
Land sales and other	(522)	106	327	4,075
Total gross profit	$66,101	$72,580	$152,005	$230,656

Reconciliation of homebuilding gross profit and homebuilding gross margin (GAAP measures) to homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales (non-GAAP measures) is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended June 30,				Nine Months Ended June 30,
in thousands	2026		2025		2026		2025
Homebuilding gross profit/margin (GAAP)	$66,623	13.6%	$72,474	13.5%	$151,678	12.2%	$226,581	14.6%
Inventory impairments and abandonments (I&A)	—		8,873		2,620		9,401
Homebuilding gross profit/margin excluding I&A (Non-GAAP)	66,623	13.6%	81,347	15.2%	154,298	12.4%	235,982	15.2%
Interest amortized to cost of sales	16,103		17,383		40,944		48,519
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales (Non-GAAP)	$82,726	16.9%	$98,730	18.4%	$195,242	15.6%	$284,501	18.3%
Reconciliation of Net (Loss) Income (GAAP measure) to Adjusted EBITDA (Non-GAAP measure) is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing core operating results and underlying business trends by eliminating many of the differences in companies' respective capitalization, tax position, level of impairments, and other non-recurring items. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended June 30,		Nine Months Ended June 30,		LTM Ended June 30,(a)
in thousands	2026	2025	2026	2025	2026	2025
Net (loss) income (GAAP)	$(4,227)	$(324)	$(37,728)	$15,584	$(7,724)	$67,650
(Benefit) expense from income taxes	(6,274)	(2,182)	(22,373)	(756)	(26,355)	7,781
Interest amortized to home construction and land sales expenses and capitalized interest impaired	16,690	18,974	42,505	50,642	70,729	74,347
EBIT (Non-GAAP)	6,189	16,468	(17,596)	65,470	36,650	149,778
Depreciation and amortization	4,924	4,571	13,050	13,273	18,945	18,442
EBITDA (Non-GAAP)	11,113	21,039	(4,546)	78,743	55,595	168,220
Stock-based compensation expense	1,711	1,817	5,141	5,442	7,037	7,297
Loss on extinguishment of debt, net	668	—	668	—	668	—
Inventory impairments and abandonments(b)	2,150	9,243	5,714	9,771	7,440	11,567
Adjusted EBITDA (Non-GAAP)	$15,642	$32,099	$6,977	$93,956	$70,740	$187,084
(a) "LTM" indicates amounts for the trailing 12 months.
(b) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."

Reconciliation of total debt to total capitalization ratio (GAAP measure) to net debt to net capitalization ratio (non-GAAP measure) is provided for each period below. Management believes that net debt to net capitalization ratio is useful in understanding the leverage employed in our operations and as an indicator of our ability to obtain financing. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

in thousands	As of June 30, 2026	As of June 30, 2025
Total debt (GAAP)	$1,409,132	$1,143,173
Stockholders' equity (GAAP)	1,146,990	1,217,031
Total capitalization (GAAP)	$2,556,122	$2,360,204
Total debt to total capitalization ratio (GAAP)	55.1%	48.4%

Total debt (GAAP)	$1,409,132	$1,143,173
Less: cash and cash equivalents (GAAP)	124,641	82,932
Net debt (Non-GAAP)	1,284,491	1,060,241
Stockholders' equity (GAAP)	1,146,990	1,217,031
Net capitalization (Non-GAAP)	$2,431,481	$2,277,272
Net debt to net capitalization ratio (Non-GAAP)	52.8%	46.6%